Exhibit 99(a)

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                      RONSON CORPORATION PRESIDENT'S LETTER
                                 TO SHAREHOLDERS

Somerset, N.J., February 27, 2006 - Ronson Corporation (NASDAQ SmallCap RONC). Attached is a copy of the President's Letter to Shareholders dated February 27, 2006.

Dear Shareholder:

Four months ago, in October 2005, I reported to you on the "Outlook" for Ronson Corporation. This letter updates that "Outlook". Since then there have been positive developments that I wish to share with you.

Earnings for the fourth quarter and for the year 2005 will be issued shortly. Last year's fourth quarter will be profitable, but not sufficient to offset the one-time nonrecurring loss of $591,000 on the sale in September 2005 of Ronson Aviation Inc.'s (RAI's) charter business and Citation II Jet. This nonrecurring loss at RAI was included in the Company's second and third quarter earnings statements.

In regard to 2006, the Company's sales and earnings should significantly improve. We expect a large positive swing in sales and profits in the first half of 2006, in contrast to the first half loss in 2005 that was largely attributable to the one-time nonrecurring loss at RAI.

A major undertaking this year at RAI will be the construction of a new 20,000 sq. ft. hangar to house larger jet aircraft. This will develop additional hangar rentals to our present hangar space rentals. Moreover, it should increase sales of jet fuel by hangaring more aircraft. Architectural and engineering plans for the new facility are complete. Construction should start in the ensuing months, with completion the latter part of this year or early next year.

Ronson Consumer Products Corporation ("RCPC") is expected to record sizable sales increases in 2006 resulting from the acceptance and increased sales of our new consumer products. This is supported by additional distribution of the new Ronson Tech Torch and Aero Torch in the United States and Canada to certain large retail chains. In addition, new sales are materializing in the Peoples Republic of China.

Since December 2005, the new Jet-Lite butane torch lighter has been accepted and is being sold by Wal-Mart in its 2,850 stores throughout the country. During the last 60 days, Ace Hardware accepted the Tech Torch and Aero Torch for warehousing and making these products available for sale to its 4,800 nationwide stores.

Also, CVS, a national retail chain of 5,100 stores, has ordered our Jet-Lite and our Comet refillable butane lighter (at a disposable lighter price), for shipments starting in the second quarter of 2006.


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Drug chains, similar to CVS, have also shown interest in these new products.
The China market has more than shown interest in our fuels, Ronsonol and Multi-Fill butane gas. Orders from China were recently received for shipments in 2006.

Last October I advised you that we are developing a Ronson butane candle. The likelihood is this new product will be available for sale prior to this year's Christmas season. Like the new torches, the candle will use our widely distributed butane fuels. The catalyst that is driving the improvements in sales and earnings during 2006 are the new products and new distribution.

Just last week, the Company's Board of Directors declared a 5% common stock dividend on the Company's outstanding common stock. This 5% common stock dividend is payable to stockholders of record as of March 31, 2006, and is payable on April 17, 2006. This is the fifth consecutive yearly common stock dividend.

Our short and long-term plans are working; however, as stated last October, we remain mindful of adverse factors, whether they be increased costs associated with the rising price of oil used in certain Ronson products, or litigation related to a dissident shareholder causing disruptive and time-consuming distractions.

                                             Sincerely,

                                             /s/ Louis V. Aronson II

                                             Louis V. Aronson II
                                             President & CEO

Forward Looking Statements

The President's Report contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. The use of the words "expects", "plans", anticipates" and other similar words in conjunction with discussions of future operations or financial performance identified these statements. Forward-looking statements are based on current expectations of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

Ronson Corporation's operations include its wholly owned sub-sidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, avionics and hangar/office leasing.